EXHIBIT 14
CODE OF ETHICS
Code of Ethics
I. Introduction
This Code of Ethics summarizes principles of conduct Technology Solutions Company follows to ensure our business is conducted with integrity and in compliance with the law. We expect our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, the “Covered Officers”), as well all of our employees, officers and directors, to know and follow the policies outlined in this Code of Ethics. Any employee, officer or director who violates the letter or spirit of these policies is subject to disciplinary action, up to and including termination.
Every employee, officer and director has the responsibility to obey the law and act honestly and ethically. To that end, this Code of Ethics is a guide that is intended to sensitize you to significant legal and ethical issues that arise frequently and to the mechanisms available to report illegal or unethical conduct. It is not, however, a comprehensive document that addresses every legal or ethical issue that you may confront, nor is it a summary of all laws and policies that apply to our business. TSC has additional policies, including the Principles and Policies of Business Conduct, with which you should be familiar and to which you should also refer. Ultimately, no code of ethics can replace the thoughtful behavior of an ethical officer, employee or director.
If there are any questions about this Code of Ethics or concerns about conduct that may violate this Code of Ethics, TSC’s policies or applicable laws, rules or regulations, you should consult with the General Counsel. No one at TSC has the authority to make exceptions to this code of ethics except as provided in item VIII below.
II. Compliance With Laws, Rules And Regulations
All employees, officers and directors must comply fully with all applicable federal, state and local laws, rules and regulations that govern TSC’s business conduct, including, without limitation, antitrust laws, employee health and safety laws, environmental laws, insider trading laws and the Foreign Corrupt Practices Act.
III. Conflicts of Interest
Business decisions must be made in the best interest of TSC, not motivated by personal interest or gain. Therefore, as a matter of TSC policy, all employees, officers and directors must avoid any actual or perceived conflict of interest.
A “conflict of interest” occurs when an individual’s personal interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of TSC. A conflict of interest situation can arise when an employee takes actions or has interests (financial or other) that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also may arise when an employee or a member of his or her family receives improper personal benefits as a result of his or her position in TSC, regardless of whether such benefits are received from TSC or a third party. Loans to, or guarantees of obligations of, employees and their family members are of special concern. Federal law currently prohibits TSC from making loans to directors and executive officers.
It is difficult to identify exhaustively what constitutes a conflict of interest. For this reason, employees, officers and directors must avoid any situation in which their independent business judgment might appear to be compromised. Questions about potential conflicts of interest situations, and disclosure of these situations as they arise, should be addressed and reported to the General Counsel.
IV. Corporate Opportunities
Employees, officers and directors are prohibited from: (a) taking for themselves personally opportunities that properly belong to TSC or are discovered through the use of corporate property, information or position or (b) using corporate property, information or position for personal gain. Employees, officers and directors owe a duty to TSC to advance its legitimate interests when the opportunity to do so arises.
V. Public Company Reporting
As a result of our status as a public company, we are required to file periodic and other reports with the Securities and Exchange Commission. TSC takes its public disclosure responsibility seriously. To that end:
A. each Covered Officer and director, as well as all other employees directly involved in such matters, must take all reasonable steps to ensure that these reports and other public communications furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of TSC;
B. each employee, officer and director must promptly bring to the attention of the Audit Committee of the Board of Directors any material information of which such person may become aware that affects the disclosures made by TSC in its public filings or otherwise would assist the Audit Committee of the Board of Directors in fulfilling its responsibilities; and
C. each employee, officer and director must promptly bring to the attention of the Audit Committee of the Board of Directors any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect TSC’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, involving management or other employees who have a significant role in TSC’s financial reporting, disclosures or internal controls.
VI. Reporting Illegal Or Unethical Behavior
Each employee, officer and director has a duty to adhere to this Code of Ethics. Each employee, officer and director must also promptly bring to the attention of the Audit Committee of the Board of Directors any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to TSC and the operation of its business, by TSC or any agent thereof, or of a violation of the Principles and Policies of Business Conduct or this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in TSC’s financial reporting, disclosures or internal controls. Confidentiality will be maintained to the fullest extent possible.

An employee, officer or director will not be penalized for making a good-faith report of violations of this Code of Ethics or other illegal or unethical conduct, nor will we tolerate retaliation of any kind against anyone who makes a good-faith report. An employee, officer or director who submits a false report of a violation, however, will be subject to disciplinary action. If you report a violation and in some way also are involved in the violation, the fact that you stepped forward will be considered.
If the result of an investigation indicates that corrective action is required, the Board of Directors will decide, or designate appropriate persons to decide, what actions to take, including, when appropriate, legal proceedings and disciplinary action up to and including termination, to rectify the problem and avoid the likelihood of its recurrence.
VII. Other TSC Policies
This Code of Ethics does not supersede, change, alter or replace the existing policies and procedures already in place as stated in the Principles and Policies of Business Conduct or any other existing TSC policy. Statements of TSC policy may contain information that is proprietary and confidential, and TSC hereby expressly denies waiving any right to assert claims that the contents of such policies are proprietary and/or confidential.
This Code of Ethics and the Principals and Policies of Business Conduct are statements of goals and expectations for individual and business conduct. They are not intended to, and do not in any way constitute, an employment contract or an assurance of continued employment. TSC does not create any contractual rights by issuing this Code of Ethics or any other statement of TSC policy.
VIII. Amendment, Modification And Waiver
This Code of Ethics may be amended, modified or waived as to Covered Officers by the Board of Directors of TSC. Any change to, or waiver (whether explicit or implicit) of, this Code of Ethics affecting Covered Officers must be disclosed promptly to our stockholders either by a Form 8-K filing or by publishing a statement on our web site. Any waiver (whether explicit or implicit) of this Code of Ethics affecting an employee who is not a Covered Officer may be made by the Chief Executive Officer of TSC